Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common shares of beneficial ownership, par value $0.01 per share of AMLI Residential Properties Trust, a Maryland real estate investment trust, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated as of November 2, 2005.

MORGAN STANLEY

By:	/s/ Peter R. Vogelsang

	Name:	Peter R. Vogelsang
	Title:	Managing Director

MORGAN STANLEY REAL ESTATE ADVISOR, INC.

By:	/s/ Candice W. Todd

	Name:	Candice W. Todd
	Title:	Executive Director

PRIME PROPERTY FUND, LLC

By: Morgan Stanley Real Estate Advisor, Inc., its Manager

By:	/s/ Candice W. Todd

	Name:	Candice W. Todd
	Title:	Executive Director